Exhibit 10.1

RETAILER MARKETING AGREEMENT

This Retailer Marketing Agreement (this “Agreement”) is made and entered into effective as of the 16th day of June, 2006 (the “Effective Date”) by and between IceWEB Online, Inc., a Virginia corporation with its principal office located at 205 Van Buren, Suite 150, Herndon, VA 20170 (“Company”), and CompUSA Inc., a Delaware corporation with its principal office located at 14951 North Dallas Parkway, Dallas, TX 75254 (“CompUSA”).

WHEREAS, Company provides software services targeted to the small-to-medium business market (the “Services”);

WHEREAS, CompUSA, through its subsidiaries and/or affiliates, operates retail stores (the “Stores”) which offer, among other things, computer, electronics, communication and data products and services to the general public; and

WHEREAS, CompUSA and Company desire for CompUSA to market, promote, sell and solicit orders for the Services (the “Service Orders”) through the Stores selected by CompUSA and any other means selected by CompUSA, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual warranties and covenants contained in this Agreement, and on the terms and subject to the conditions set forth herein, the parties agree as follows:

1.	Appointment.

1.1          Appointment. Company hereby appoints CompUSA on a non-exclusive basis to market, promote, sell and solicit orders for the Services through the Stores selected by CompUSA (the “Store Locations”) within the United States of America, its territories and possessions (the “Territory”), the Internet or through any other means selected by CompUSA. Neither party grants the other any exclusive rights with respect to this Agreement.

2.	Obligations.

2.1	CompUSA Obligations. CompUSA agrees that at all times it will:

(a) devote reasonable efforts to solicit Service Orders, including without limitation, the marketing efforts listed on Exhibit A of the Proposal submitted by IceWEB to CompUSA and attached to this Agreement as Exhibit B (the “Proposal”);

(b) enter the Service Orders; and

(c) comply with all applicable laws and regulations in the performance of this Agreement.

2.2	Company Obligations. Company agrees that at all times it will:

(a) provide to CompUSA and be responsible for the accuracy of all advertising, promotional and training material provided by Company to CompUSA to be used or distributed by CompUSA;

(b) set the terms, conditions, prices and pricing parameters for the Services;

(c) create, host and maintain a CompUSA and Company co-branded website (the “Website”) in a mutually agreed upon format. No advertising shall appear on the Website. The Website may be used by or through CompUSA to enter the Service Orders;

(d) process all Service Orders within three (3) business days from the date of receipt;

(e) assume professional and technical responsibility for the Services and will cause the Services to be performed with the highest level of care, skill and diligence;

(f) correct any errors or omissions that occur in the performance of the Services or in the billing to customers;

(g) cause its parent company, IceWEB, Inc. a Delaware corporation provide the Equity Grant set forth on Exhibit A and as described in the Share Acquisition Agreement, attached as Appendix 1;

(h) provide the funding set forth in the Proposal; and

(i) comply with all applicable laws and regulations in the performance of this Agreement and in the provision of the Services.

3.	Referral Channels.

3.1        Service Orders. CompUSA will utilize the Internet or the Website from the Store Locations or other locations to electronically transmit Service Orders.

4.	Commissions, Payments, Equity and Reporting.

4.1          Payment of Commissions. Company shall pay to CompUSA, on or before the thirtieth (30th) day following the end of the calendar month during which Service Orders are transmitted, the commissions (“Commissions”) specified in Schedule 1, attached hereto.

4.2          Payment for Boxed Product. CompUSA shall pay to Company on or before the thirtieth (30th) day following the end of the calendar month during which CompUSA sells Boxed Product, the difference between the subscription price of the Boxed Product and the Commission specified in Schedule 1 (“Company Boxed Product Net Sales”).

4.3          Method of Payment. All payments made pursuant to this Agreement shall be made in United States dollars either (i) in the form of a check drawn on a U.S. bank and delivered by U.S. Mail or nationally recognized overnight carrier or (ii) by electronic funds transfer through an Automated Clearinghouse (“ACH”) with electronic remittance detail attached. Payments shall be remitted to the address or account identified by the parties from time to time. All undisputed amounts shall be paid when due. The parties shall negotiate in good faith to resolve any disputed amounts. Past due amounts shall bear interest at the lesser of one and one-half percent (1½%) per month or the maximum lawful rate.

4.4          Equity Interest. Company shall grant to CompUSA in accordance with the terms set forth on Exhibit A attached hereto and the Share Acquisition Agreement contemplated by Exhibit A and attached hereto as Appendix 1 the Equity Grant (as defined on Exhibit A).

4.5          Orders. CompUSA may provide Service Orders to Company via the Internet, the Website or other means and through the sale of Boxed Product.

4.6          Maintenance Files. Company shall provide CompUSA (on a daily basis for Service Orders received on the prior day, or as otherwise agreed in writing between the parties) with a maintenance file containing the completed information for the information fields specified in Exhibit A, attached hereto, for tracking Service Orders for customers corresponding to the unique subscriber identification numbers. Company shall also provide CompUSA (on a monthly basis) with a rolling four-month maintenance file containing the completed information for the information fields specified in Exhibit A, attached hereto, for tracking Service Orders for customers corresponding to the unique subscriber identification numbers. Such monthly file shall be provided to CompUSA within five (5) days of the end of the last month to which it relates. The daily maintenance files and the monthly maintenance files shall be provided to CompUSA via FTP or as otherwise agreed in writing between the parties.

4.7          Audit Rights. During the term of this Agreement and for a period of four (4) years following the expiration or termination of this Agreement, Company shall create and maintain sufficient books, records and accounts related to this Agreement. CompUSA shall have the right, at its own expense, to inspect or direct an independent certified public accountant to inspect and audit those books and records of Company that are relevant to the determination of Commissions payable hereunder, provided, however, that such audits will be conducted no more than twice in any calendar year, during regular business hours, at mutually agreeable dates and times (not to be unreasonably withheld or delayed), and provided further that such accountant, if any, executes a confidentiality agreement reasonably satisfactory to Company, to protect the confidentiality of any records so audited. If the audit discloses an underpayment, (i) Company shall pay such underpayment within ten (10) business days and (ii) Company shall also pay CompUSA within ten (10) business days the reasonable fees and expenses related to the audit if such audit reveals an underpayment in excess of five percent (5%) of the amount actually paid for the period corresponding to the underpayment period.

5.	Trademarks and Service Marks.

5.1          Use of Company’s Marks. Company grants to CompUSA a nonexclusive license to use Company’s trademarks, service marks, trade names, service names, insignia, symbols, identification and logotypes and other trade or service names that Company may use (the “Company Marks”) in CompUSA’s advertising and promotion of the Services, subject to written instructions provided by Company to CompUSA as to manner of use. CompUSA will not hold itself out as having any relation to Company or its affiliates except for its relationship pursuant to this Agreement

6.	Confidentiality and Nondisclosure and Publicity.

6.1          Confidentiality. CompUSA and Company shall use commercially reasonable efforts to protect all information relating to the business and affairs of the other party that is identified in writing as being confidential and that may be acquired in connection with this Agreement (collectively, “Confidential Information”). During the term of this Agreement and for a period of one (1) year following the expiration or termination hereof, neither CompUSA nor Company will, without the prior written consent of the other party, disclose in any manner to any third party any Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information which: (i) is known to the receiving party at the time of disclosure to the receiving party by the disclosing party; (ii) has become publicly known through no wrongful act of the receiving party; (iii) has been rightfully received by the receiving party from a third party; (iv) has been independently developed by the receiving party; or (v) is required to be disclosed by the receiving party pursuant to a requirement of law, regulation or legal process.

6.2          Publicity and Disclosures. Each party will keep this Agreement and its terms confidential, and will make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior written consent of the other party hereto, which consent will not be unreasonably withheld; provided that the foregoing will not prohibit any disclosure that is required by law or the rules of any stock exchange or other entity where a party’s securities are traded.

7.	Non-Solicitation.

7.1          Non-Solicitation. CompUSA, its affiliates and subsidiaries, and their respective employees and agents, shall not directly target customers referred to Company for whom CompUSA receives a Commission pursuant to this Agreement to induce, influence or suggest that such customer purchase, contract for, or switch to any non-Company service similar to the Service which would replace a Company Service. Company, its affiliates and subsidiaries, and their respective employees and agents, hereby agree that they shall not directly target customers referred to them pursuant to this Agreement to induce, influence or suggest that such customers purchase, contract for or switch to any product or service offered by any third party. Nothing in this Section 7.1 shall prevent or prohibit either party from conducting a general marketing campaign that includes the customers described in this Section.

These requirements shall exist for the term of the Agreement and for three (3) years following the termination or expiration of this Agreement. The parties shall have the right to enforce the terms of this Section by seeking an injunction or specific performance from any court of competent jurisdiction. The provisions and remedies of this Section 7.1 shall survive the expiration or termination of this Agreement.

8.	Representations and Warranties.

8.1          CompUSA Representations and Warranties. CompUSA represents and warrants that (i) it has full power and authority to enter into this Agreement and (ii) CompUSA owns all right, title and interest in and to its trademarks and service marks (“CompUSA Marks”) and all associated intellectual property rights, and none of the CompUSA Marks violate, misappropriate or infringe any intellectual property right of any third party.

8.2          Company Representations and Warranties. Company represents and warrants that (i) it has full power and authority to enter into this Agreement, (ii) Company owns all right title and interest in and to the Company Marks and all associated intellectual property rights, and none of the Company Marks will violate, misappropriate or infringe any intellectual property right or other right of any third party, and (iii) the Services and all related products (A) comply in all respects with the requirements of all applicable laws, regulations and ordinances, (B) will be performed in a good and workmanlike manner, (C) will be free from defects in materials or workmanship, and (D) will conform to and perform in accordance with their respective descriptions.

9.	Term, Termination and Effect of Termination.

9.1          Term. This Agreement shall continue in force for two (2) years commencing on the Effective Date, unless this Agreement is terminated earlier under the provisions of this Article 9, and shall automatically be renewed for successive one (1) year terms thereafter unless either party gives notice of its intention not to renew ninety (90) days prior to the expiration of the then-current term.

9.2          Termination for Convenience. This Agreement may be terminated by either party for any reason or no reason at any time by giving the other party ninety (90) days advance written notice.

9.3          Termination for Cause. If either party defaults in performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within ten (10) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the ten (10) day period, then the Agreement shall terminate immediately upon written notice by the non-defaulting party.

9.4          Termination for Insolvency. This Agreement shall terminate automatically without notice (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of either party’s debts, (ii) upon either party making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution.

9.5          Survival of Certain Terms. The provisions of Sections 4.1, 4.2, 4.3, 4.7 and 9.5 and Articles 6, 7, 10 and 12 shall survive the termination or expiration of this Agreement for any reason. In addition, the expiration or termination of this Agreement will not affect any other right or obligations of either party that may have accrued up to the date of such termination or expiration. All other rights and obligations of the parties shall cease upon termination or expiration of this Agreement.

10.	Indemnification and Limitation of Liability.

10.1       CompUSA Indemnity. CompUSA shall indemnify and defend Company and its subsidiaries and affiliates, and their respective directors, officers, employees, stockholders, representatives and agents (the “Company Indemnitees” ) from and against, and hold the Company Indemnitees harmless from, any and all claims, suits, liabilities, losses, damages, costs and expenses, including without limitation reasonable attorneys’ fees and costs and settlement amounts, asserted against the Company Indemnitees by any third party, to the extent arising out of or resulting from, directly or indirectly, (i) any breach of this Agreement by CompUSA, (ii) any acts, omissions, misrepresentations or negligence by CompUSA or any of its employees, agents or contractors, or (iii) any violation of laws by CompUSA or any of its employees, agents or contractors in connection with CompUSA’s performance of its obligations hereunder.

10.2         Company Indemnity. Company shall indemnify and defend CompUSA and its subsidiaries and affiliates, and their respective directors, officers, employees, stockholders, representatives and agents (the “CompUSA Indemnitees” ) from and against, and hold the CompUSA Indemnitees harmless from, any and all claims, suits, liabilities, losses, damages, costs and expenses, including without limitation reasonable attorneys’ fees and costs and settlement amounts, asserted against the CompUSA Indemnitees by any third party, to the extent arising out of or resulting from, directly or indirectly, (i) any breach of this Agreement by Company, (ii) any acts, omissions, misrepresentations or negligence by Company or any of its employees, agents or contractors, (iii) any violation of laws by Company or any of Company’s employees, agents or contractors in connection with Company’s performance of its obligations hereunder, (iv) the Services, (v) any product related to the Services, or (vi) any allegation that the Services, any product related to the Services or the Company Marks infringes a patent, trademark, service mark, trade secret, copyright or other intellectual property right of a third party.

10.3       Indemnification Procedure. The party seeking indemnification hereunder agrees to notify the indemnifying party promptly in the event of any claim described above, and shall cooperate with and provide reasonable assistance to the indemnifying party (at the indemnifying party’s expense) in the defense or settlement of such claim, provided that the party seeking indemnification may, at its own expense, retain separate representation. The indemnifying party shall have the right to control the defense or settlement of any action for which indemnification is sought hereunder; provided, however, that the indemnifying party shall not enter into any compromise or settlement of any such claim which requires any payment or admission of liability by the indemnified party without the prior written consent of the indemnified party (which shall not be unreasonably withheld).

10.4           Limitation of Liability. EXCEPT WITH RESPECT TO INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS SUBSIDIARIES AND AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER SPECIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR GOODWILL, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, COMPUSA’S TOTAL LIABILITY HEREUNDER IS LIMITED TO, AND SHALL NOT EXCEED, AN AMOUNT EQUAL TO THE SUM OF THE PAYMENTS ACTUALLY MADE TO COMPUSA BY COMPANY HEREUNDER FOR THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEEDING THE EVENT GIVNG RISE TO THE CLAIM.

11.	Insurance.

11.1       Insurance. Each party shall obtain and maintain throughout the term of this Agreement comprehensive general liability insurance and contractual liability insurance covering, among other things, operations liability, completed operations, personal injury, property damage, acts or omissions and contractual liability with limits not less than $3,000,000 combined single limit of liability. The insurance required by this Section shall be from a qualified insurance carrier and shall provide that the coverage thereunder may not be reduced or canceled unless thirty (30) days’ prior written notice thereof is furnished to the parties. Certificates of insurance, indicating CompUSA and its affiliates, or Company, respectively, as an additional insured, shall be furnished by the purchasing party within thirty (30) days of the execution of this Agreement. In the event of any cancellation or reduction of coverage, the purchasing party shall obtain substitute coverage as required hereunder, without any lapse of coverage to either party whatsoever. Purchase and maintenance of this insurance shall not relieve the purchasing party of any of its responsibilities hereunder, and such party may carry, at its expense, such additional insurance amounts and coverage, as it deems necessary.

12.	General Provisions.

12.1       Independent Contractors. The relationship of CompUSA and Company established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. In all matters relating to this Agreement, neither party nor such party’s employees or agents are, or will act as, employees of the other party within the meaning or application of any federal or state laws.

12.2       Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Texas, exclusive of the choice of law rules thereof. The federal and state courts of Dallas County, Texas shall have exclusive jurisdiction and venue to adjudicate any dispute arising out of this Agreement. Company hereby expressly consents to (i) the personal jurisdiction of the courts of Dallas County, Texas and (ii) service of process being effected upon it by registered mail sent to the address set forth on the cover page of this Agreement.

12.3       Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them. No modification of this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both parties hereto.

12.4       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by Federal Express or other nationally recognized overnight carrier, first class mail, postage prepaid, or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given seven (7) days after deposit in the mail if sent by first class mail or upon receipt if hand delivered, sent by Federal Express or other nationally recognized overnight carrier, or sent by certified mail. Any notice to CompUSA shall be sent to the attention of CompUSA’s President, and a copy shall be sent to the attention of CompUSA’s General Counsel at the address set forth for notices to CompUSA.

12.5       Remedies. The remedies set forth herein are cumulative and are in addition to, and not in limitation of, other remedies available at law or in equity. None of the remedies specified in this Agreement for any default or breach of this Agreement shall be exclusive.

12.6       Nonassignability and Binding Effect. Company agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of CompUSA, except to another subsidiary or affiliate of IceWEB, Inc., a Delaware corporation. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

12.7       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.8       No Waiver. Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. The waiver by a party of any default hereunder shall not be deemed to be a waiver of subsequent defaults of the same or different kind.

12.9       Interpretation. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Use of the words “herein”, “hereof”, “hereto” and the like in this Agreement refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted. When the context requires, the number of all words includes the singular and plural.

12.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument. This Agreement may be executed by facsimile, and each facsimile signature shall be deemed to constitute a valid and binding signature of the executing party.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, as of the date first written above.

IceWEB Online, Inc.	CompUSA Inc.

By: /s/ G. Anthony Munno	By: /s/ Tony Weiss

Name: G. Anthony Munno	Name: Tony Weiss

Title: President	Title: CEO

SCHEDULE 1

COMMISSIONS

During the term of the Agreement, Company will pay CompUSA commission payments for each new activation of the Service, which results from CompUSA’s acquisition of a Service Order, pursuant to the terms of the Agreement. The schedule of commissions is listed in the Proposal.

EXHIBIT A

Equity Based on Marketing

The Company shall issue to CompUSA in accordance with a Share Acquisition Agreement, the form of witch is attached hereto as Appendix 1 (the “Share Acquisition Agreement”), that number of shares of common stock of the Company equal the number of shares of common stock of the Company having a value of $350,000 as of the date of execution of the Share Acquisition Agreement (the “Equity Grant”). In return for the Equity Grant, CompUSA will provide the following Marketing and Marketing Support for the Company:

1.	Quarterly Email blast to CompUSA customers.

2.	Inclusion in the CompUSA Business Services Catalog.

3.	Placement on the CompUSA Business Services Website.

4.	Banner Advertising on the CompUSA Business Services Website, the timing, placement and frequency to be set by CompUSA in its sole discretion.

5.	Marketing collateral “stuffer” included in the CompUSA Credit Card Monthly Bill at least 3 times per year.

6.	Consideration for Inclusion in the CompUSA Store Stuffer.

7.	IceMail marketing brochure folders displayed on the CompUSA Business Services Counters in each store where available.

APPENDIX 1

SHARE ACQUISITION AGREEMENT

SHARE ACQUISITION AGREEMENT

This Share Acquisition Agreement (this “Agreement”), dated as of 16 June, 2006, is by and between IceWEB, Inc., a Delaware corporation (the “Company”), and CompUSA Inc., a Delaware corporation (“CompUSA”).

RECITALS:

1.     The Company’s subsidiary, IceWEB Online, Inc., a Virginia corporation, and CompUSA are entering into a Retailer Marketing Agreement of even date herewith (the “Marketing Agreement”).

2.     Pursuant to Section 4.4 of the Marketing Agreement, the parties have agreed that CompUSA shall acquire specified amounts of common stock of the Company in exchange for performing certain marketing activities.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.          Definitions. Various terms are defined throughout this Agreement. In addition, as used in this Agreement, the following terms have the meanings set forth below:

“Common Stock” means common stock, par value $0.001 per share, of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

2.           Agreement to Issue Common Stock.

In consideration of CompUSA entering into the Marketing Agreement, the Company hereby agrees to issue Common Stock to CompUSA as follows:

(a)          Within two (2) business days after the execution of this Agreement, the Company shall issue, and deliver stock certificates evidencing such issuance, to CompUSA a number of shares of Common Stock equal to the number of shares of Common Stock having a value of $350,000 as of the date of the execution of this Agreement (the “Equity”).

3.          Representations and Warranties of CompUSA. CompUSA hereby represents and warrants to, and covenants with, the Company as follows:

(a)          CompUSA is an “accredited investor,” as that term is defined in Section 2(15) of the Securities Act and Rule 501(a) of Regulation D promulgated thereunder.

(b)          With respect to the Company, its business, plans and financial condition, and the terms of this Agreement, the risks involved and any other matters relating thereto: (i) CompUSA has received all materials regarding the Company that have been requested by CompUSA; (ii) CompUSA has had a reasonable opportunity to ask questions of the Company and its representatives; and (iii) the Company has answered all inquiries that CompUSA’s representatives have put to it. CompUSA has had access to all additional information necessary to verify the accuracy of the information set forth in this Agreement and any other materials furnished, and has taken all the steps necessary to evaluate the merits and risks of an investment as proposed hereunder.

(c)          CompUSA is acquiring the Equity for CompUSA’s own account, for investment purposes only, not for the account of any other person, and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting participations therein. CompUSA does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Equity.

(d)          CompUSA acknowledges that it has been informed by the Company, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities. CompUSA acknowledges that the certificates evidencing the Equity shall bear the customary restrictive legends.

(e)          Except as expressly set forth in this Agreement, no representations or warranties have been made to CompUSA by the Company or any agent, employee or affiliate of the Company, and in entering into this transaction, CompUSA is not relying on any information other than that contained in this Agreement and the results of independent investigation by CompUSA.

(f)           CompUSA is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has the power to conduct the business which it conducts and proposes to conduct and to consummate this Agreement.

(g)          The execution, delivery and performance of this Agreement by CompUSA have been duly approved by all necessary corporate action.

(h)          CompUSA is not in violation of or default under, nor will the execution and delivery of this Agreement, and the incurrence of the obligations herein set forth and the consummation of the transactions contemplated hereby, result in a violation of, or constitute a default under, CompUSA’s certificate of incorporation or bylaws or any law or order to which the CompUSA is subject or by which its property is bound.

4.          Representations and Warranties of the Company. The Company hereby represents and warrants to, and covenants with, CompUSA as follows:

(a)          The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has the power to conduct the business it conducts and proposes to conduct and to consummate this Agreement.

(b)          The execution, delivery and performance of this Agreement by the Company have been duly approved by all necessary corporate action.

(c)          The Equity shall be duly and validly authorized and when issued in accordance with the terms hereof, will be duly and validly issued and fully paid and non-assessable.

(d)          The Company is not in violation of or default under, nor will the execution and delivery of this Agreement, and the incurrence of the obligations herein set forth and the consummation of the transactions contemplated hereby, result in a violation of, or constitute a default under, the Company’s certificate of incorporation or bylaws or any agreement, law or order to which the Company is subject or by which its property is bound.

(e)          The Company has delivered to CompUSA true and correct copies of the Company’s certificate of incorporation and bylaws and all other agreements relating to current or future equity interests in the Company, including without limitation voting agreements, registration rights agreements, and a capitalization chart showing outstanding shares, options and warrants. As of the date hereof, there are (i) approximately 7,092,287 outstanding shares of Common Stock, (ii) outstanding options to purchase 7,265,000 shares of Common Stock, (iii)  3,500,000 shares of Preferred Stock outstanding; (iv) no other outstanding equity securities of the Company, (v) no other outstanding options, warrants, or other securities convertible into or exchangeable for Common Stock or other equity interests in the Company, (vi) no other contracts or commitments relating to the issuance of any of the foregoing, and (vii) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company.

5.	Stockholder Rights.

(a)          CompUSA shall be entitled to the same rights, and except as specifically provided herein subject to the same restrictions, as the other holders of Common Stock. This Section 5 is intended to put CompUSA on equal terms with other holders of Common Stock, including without limitation with respect to any restrictions on transfer and any voting rights, co-sale rights, and registration rights.

(b)          CompUSA will be entitled to exercise pro rata preemptive rights equal to those of other holders of Common Stock, if any (“Preemptive Rights”), with respect to any future private placements in which the Company sells and issues any equity security of the Company, any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company or any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any debt security referred to above (other than options that may be issued to employees of the Company). CompUSA agrees to exercise or waive its Preemptive Rights in a timely manner.

6.	Miscellaneous.

(a)          Notices. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by overnight courier. Such notice will be deemed received on the date on which it is hand-delivered, on the fifth business day following the date on which it is so mailed, or on the next business day following the date on which it is sent by overnight courier. For purposes of notice, the addresses of the parties will be:

If to CompUSA:

CompUSA Inc.

14951 North Dallas Parkway

Dallas, Texas 75254

Attention:  President

with a copy to:

CompUSA Inc.

14951 North Dallas Parkway

Dallas, Texas 75254

Attention: Executive Vice President - General Counsel

If to the Company:

IceWEB, Inc.

205 Van Buren, Suite 150

Herndon, Virginia 20170

Attention:  G. Anthony Munno, President

with a copy to:

Ira S. Saul, PLC

4126 Leonard Drive

Fairfax, Virginia 22030

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

(b)          Headings and Section References. Paragraph headings are provided for convenience of reference only and are not part of this Agreement. Unless otherwise indicated, references to a “Section” refer to Sections of this Agreement.

(c)          Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Delaware.

(d)          Counterparts. This Agreement may be executed in several counterparts, all of which taken together constitute one single agreement between the parties hereto.

(e)          Entire Agreement; Amendment. This Agreement and any agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.

(f)           Waiver. The waiver by a party hereto of any default hereunder will not be deemed to be a waiver of subsequent defaults of the same or different kind. The failure of any party to act will not in and of itself be construed as a waiver.

(g)          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(h)          Further Assurances; Confidentiality. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement. Each party will keep this Agreement, the Marketing Agreement, and their respective terms confidential, and will make no disclosure to third parties, either written or oral, regarding the transactions contemplated by such agreements without the prior consent of the other party hereto, which consent will not be unreasonably withheld; provided that the foregoing will not prohibit any disclosure that is required by law.

(i)           Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement will not be deemed to confer any rights or remedies upon any person not a party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated on page one.

IceWEB, Inc.

By:	/s/ G. Anthony Munno
	Name:	G. Anthony Munno
	Title:	President

CompUSA Inc.

By:	/s/ Tony Weiss
	Name:	Tony Weiss
	Title:	CEO

EXHIBIT B

IceMail CompUSA Reseller Proposal

CompUSA Reseller Proposal

Enterprise-Class Hosted Email and

Collaboration for Small Business

205 Van Buren St., Suite 150

Herndon, VA 20170

P (800) 964-8850

   (703) 964-8000

F (703) 964-0160

Goals and Launch Plan

IceWEB is pleased to provide this proposal to CompUSA as a follow up to our meeting on March 8th 2006. This document contains preliminary goals and launch plans for the IceMAIL service to be sold through CompUSA. IceWEB looks forward to working with CompUSA to further tune the sales, marketing, and launch plans in the coming weeks.

IceWEB is excited to partner with CompUSA and is looking forward to achieving our goals shown below. Below is a summary list of our goals for the overall IceWEB/CompUSA partnership:

•	100,000 new mailboxes by the end of the first year
•	Achieve a growth rate of 10,000 new mailboxes per month in year two
•	500,000 total mailboxes achieved in year three
•	Assist CompUSA to become the number one small business resource
•	Dedicated channel managers, inside sales and customer service for CompUSA
•	Maintain customer retention rate of at least 90%

The following are specific goals and activities IceWEB plans to accomplish within the first 90 days to launch this new service.

30 Day Goals

•	Follow up conference call with CompUSA to review goals and 90 day launch plan
•	Negotiate and sign OEM agreement with CompUSA
•	Discuss partner branding
•	Establish online ordering and integrate with CompUSA small business online store
•	Create sales and consumer collateral
•	Training and product announcement at CompUSA conference in April

60 Day Goals

•	Begin nationwide sales campaign
•	Establish initial sales quota of 25 users per store/per month
•	IceWEB to provide in store or remote sales training as needed
•	Introduce CompUSA exclusive specials

90 Day Goals

•	Continue sales and marketing support, tweak sales process, collateral and training based on employee and customer feedback
•	Evaluate and adjust per store quotas
•	Fine tune the revenue sharing plan
•	Implement employee spiff program

INTRODUCTION

Email has become one of the most vital tools for any business. Communication and collaboration among employees is critical for success. While large organizations can afford enterprise-class email and collaboration systems, small businesses traditionally cannot afford to purchase and deploy this level of system. Although basic email services are available at a low cost or even for “free” over the Internet, a true enterprise-class email and collaboration system provides much more robust email capabilities, group scheduling, shared contact management, task delegation, and many other important features that low cost or “free POP or web-only email systems cannot offer.

With the cost of implementing an enterprise email/collaboration system starting at over $15,000, small business simply cannot afford to make such a large investment and then pay $50,000 or more per year for a mid-level technical support professional. To keep costs low, small businesses often keep using the limited functionality of low cost or free email systems but may not realize the incredible improvements to communication, scheduling, and collaboration that they’ve been missing. Finally, having the necessary IT personnel to properly support an enterprise email system is often ignored until a loss of data or services occurs in which case it is too late to realize the lack of specific technical talent and proper systems management, backup, and upkeep.

IceMAIL is a packaged service that provides a hosted messaging and collaboration solution utilizing the most popular and widely used enterprise system in the industry—Microsoft Exchange. IceMAIL was created as a monthly subscription-based offering to allow small businesses to enjoy enterprise collaboration features that were once only available to large organizations. Customers can leverage the full capabilities of Microsoft Exchange and Outlook without the initial implementation and maintenance costs associated with such an advanced system—all for pennies a day.

In addition to providing hosted Exchange services, IceMAIL has paid particular attention to enabling customer choices and flexibility in wireless PDA/SmartPhone synchronization services. These services enable our customers to have their Outlook/Exchange data available on their cellular PDA while traveling away from their office. IceWEB provides several wireless synchronization services including Microsoft ActiveSync, GoodLink, and Blackberry.

To further increase customer productivity and improve IceMAIL’s competitive advantage, optional services such as integrated inbound/outbound fax services (with individual 800 numbers), Live Archive, and Compliance Management are available. Compliance and data archiving alone is a service that will expand exponentially over the next 5 years due to increased Federal Government, SEC, HIPPA, and other industry-specific data retention regulations that many small businesses must comply with. These options represent additional revenue for IceMAIL and CompUSA while providing unique and customizable features small businesses simply cannot afford to build in-house.

Specific small business needs that IceMAIL addresses include:

•	Increased demand for additional features rather than plan POP email
•	Low monthly subscription costs (reduce capital expenditures of building an in-house system)
•	True enterprise-class collaboration (group scheduling, shared calendars, shared contact management, and advanced email features)
•	Superior reliability, availability, security, and performance achieved by outsourcing to hosted data centers/service
•	Demand for integrated solution, ease of use, familiar email client/software such as Microsoft Outlook
•	Cost effective method of archiving and compliance to meet imposed Government and industry data retention regulations.

Number of outsourced hosted mailboxes increasing and surpasses in-house hosting in 2005. Growth is being driven mostly by small business. Source: IDC Worldwide Email Usage Forecast 2003-2007.

COMPANY BACKGROUND

IceWEB, Inc. is a publicly-traded company (OB:IWEB) formed in 2000 and incorporated (C-Corporation) in Delaware. IceWEB has offices in Herndon, Virginia along the Dulles Corridor in the Washington, DC metropolitan area—often referred to as the birthplace of the modern Internet. The company provides hosted application services to small and businesses through recurring monthly subscription-based business model.

IceWEB has gone through a transition over the past three years from a traditional value-added integrator and software consulting/development firm to an Application Service Provider offering “software as a service.” IceWEB revenues have continued to grow from $2M in 2002 to $7M in 2005.

IceWEB’s senior management have a substantial background in both private and public corporations providing consulting services and Internet-based solutions to commercial and government customers. Recent technology advances along with economic factors for small business have made it an ideal time to launch new products focused on providing the Small and Medium Business (SMB) market with low-cost applications and services over the Internet. IceWEB is not the first company focused on this marketplace but we have some unique products that provide a more complete solution than most of our competitors while keeping the entry costs low for our SMB target customers.

IceWEB has leveraged existing technologies from several software and hardware manufacturers and combined them with customized “hosting control” systems to make ordering and management of the online systems quick and easy. Many of the solutions we offer might be common place in large organizations but are cost prohibitive for small and medium sized businesses to manage much less procure the initial technology. IceWEB leveraged our expertise in building large-scale on-premise enterprise systems to build our service offerings that will share these systems across numerous SMB customers. This scale of economy allows us to offer our services to SMB customers at a fraction of the cost if an individual SMB customer were to deploy it themselves.

Icemail service overview

IceMAIL is far more than just regular POP or web-based email. It is based on the advanced Microsoft Exchange platform which provides industry-leading features such as calendars, group scheduling, contact management, task management, notes, and shared public folders. Using the latest in network hosting, wireless, and Internet technologies, IceMAIL is available through Microsoft Outlook 2003 or accessible from anywhere on the Internet via a web-browser. For mobile users, IceMAIL also offers wireless handheld PDA access using a Palm Treo, RIM Blackberry, Windows Mobile/PocketPC, or SmartPhone device.

IceMAIL is a hosted solution that requires no customer setup or initial investment. Instead of spending $10,000 to $30,000 establishing all of these services within a company’s private network/office, IceMAIL is available on a monthly subscription basis with price plans as low as $12.95 per month per user mailbox.

IceMAIL will take care of all the systems management, daily backups, and routine maintenance required for a healthy Microsoft Exchange environment. Most companies spend $20,000 to $200,000 annually on normal systems operation and maintenance but all this is included with IceMAIL’s monthly subscription cost.

Basic capabilities and features include:

•	Name@YourCompany.com
•	Receive email via your company’s existing Internet domain name or sign up for a new domain.
•	Accounts can also use @yourcompany.icemail.com email addresses
•	200MB mailbox storage capacity
•	Each mailbox receives 200MB of storage capacity
•	Optional storage capacities up to 10GB
•	Send/receive file attachments up to 25MB in size
•	Microsoft Outlook 2003
•	All users receive a fully licensed version of Microsoft Outlook 2003 (over a $100 value) which provides email, calendaring, contact management, tasks, notes, and public folders.
•	Outlook can also be configured to check other (non-IceMAIL) email accounts—Outlook can be used to consolidate all of your email accounts.
•	As newer versions of Microsoft Outlook are released, IceMAIL customers may download a licensed copy for free from the IceMAIL Support web site.
•	Shared Calendars/Scheduling
•	Users can optionally allow others within their company access to view or edit their calendar
•	Check on a co-workers availability before sending an appointment
•	Schedule shared resources such as conference rooms or projectors/laptops directly from Outlook
•	Public Folders / Shared Data
•	Public Folders within Exchange allow one or more users to view or add/change group calendars, group contact lists, or tasks.
•	Outlook Web Access
•	All users have access to a web version of Outlook called Outlook Web Access (OWA)

•	No software needs to be installed to use OWA—just go to http:mail.icemail.com and login to OWA through a web browser anywhere in the world.
•	Web-based Administration
•	Add features or make changes to your account(s) via our custom web administration tools.
•	Create distribution lists that appear in your Global Address List
•	Change or reset passwords
•	Add or change email address aliases
•	Anti-Virus
•	All incoming and outgoing email is scanned for computer viruses providing security from harming your data.
•	IceMAIL systems update their virus signature and heuristics database multiple times easy day to maintain protection against new computer viruses.
•	Sybari Antigen virus protection system is used with 5 simultaneous virus scanning engines.
•	Anti-Spam
•	Sybari Advanced Spam Defense system scans all incoming mail to clear out unsolicited/spam email at no additional charge.
•	Built-in Junk Email feature of Outlook adds another level of blocking unwanted spam.
•	Flexible Connectivity Options
•	Microsoft Outlook 2003 running over the Internet/web via RPC over HTTP (no VPN required)
•	VPN access for those unable to run Outlook using RPC over HTTP
•	Outlook Web Access from any web browser
•	Optional wirelessly synchronization via GoodLink, Blackberry, or ActiveSync.
•	Third-party email software connectivity via standard or alternative port POP3 or IMAP protocols
•	Support for Macintosh or Linux PCs via POP, IMAP, and WebDAV

Optional Features Available:

•	Fax Integration
•	Unique toll-free fax number with inbound and outbound fax capability
•	Inbound faxes delivered to mailbox as PDF file, viewable within Outlook, OWA, or optional PDA
•	Outbound faxes can be sent directly from Outlook, OWA, or optional PDA (with attached documents translated and sent)
•	New Domain name registration and DNS hosting
•	A new Internet domain name can be registered from the IceMAIL shopping cart
•	An existing domain name can be transferred to IceMAIL for hosting
•	IceMAIL provides full DNS hosting (with web-based control panel) for all domains that are hosted
•	Wireless PDA synchronization services
•	Synchronization of mailbox to cellular PDA using ActiveSync, GoodLink, or Blackberry
•

IceMAIL is also authorized to sell PDAs/SmartPhones through major U.S. cellular carriers. Devices delivered to customer with ActiveSync, GoodLink, or Blackberry pre-configured and synchronized to user mailbox.

•	Live Archive

•	Archive of mailbox data to secondary storage medium—data still appears within Outlook and OWA
•	More economical and practical solution for storing large amount of data or email history without high cost of online mailbox storage.
•	Data held up to one year online and then migrated to tape backup
•	Compliance Management
•	Auditors copy of all inbound/outbound mail sent to secure server and WORM drives to meet industry and Government data retention regulations
•	Data searchable and downloadable from purpose-built compliance web site
•	Data can be restored or WORM drives delivered to customer upon request

Wireless PDA/SmartPhone Services

The foundation of IceMAIL is the hosted Outlook/Exchange offering but the real excitement (and increased productivity) begins when you add a wireless PDA or SmartPhone to synchronize with your IceMAIL account. With this solution, you can perform almost any Outlook function on your wireless PDA/SmartPhone.

Features

•	Send and receive emails
•	View and edit email file attachments
•

View your calendar and set new appointment, accept received appointments—even have your assistant schedule appointments for you while you are on travel and they will synchronize automatically to your PDA

•	View and manage your contacts. You can create new entries as well as edit or delete contacts with all of your changes synchronizing with your IceMAIL account.
•	View and manage your notes and tasks.
•

As you view, edit, delete, or create new emails, contacts, notes, tasks, or appointments on your PDA, they are synchronized to your IceMAIL account within seconds. This means you can make a change on your PDA and see it change within your Outlook software (which is connected to IceMAIL) within seconds. When you send something or edit data within Outlook on your desktop PC, it will be synchronized to your PDA before you hit the door leaving your office.

•	Browse the Internet and even use Instant Messenger programs right from your PDA.
•

Thousands of third-party commercial applications and add-on devices such as digital cameras, GPS navigation, audio and video players, stereo headsets, wireless Bluetooth ear pieces, car chargers, and additional batteries—your PDA doesn’t just have to be a synchronized email device.

•	Upgrades to future versions of GoodLink and Blackberry can be sent “over the air” wirelessly to your device (no need to send it to IceMAIL each time).

Benefits

•	Increase your productivity and save hours each day by sending/receiving email on the train, subway, taxicab, airport, or on the beach.
•

Be more responsive to your customers and peers by getting your emails immediately no matter where you are in the world. Imagine how happy your customer will be when you answer their question in seconds—and you weren’t even in the office.

•

No more lugging your laptop around. You no longer need to bring a laptop with you to every meeting or remote office/location since you can now send and receive email, appointments, and take notes directly on your PDA.

•

Eliminate that “utility belt” you’ve been wearing—our wireless services combine a wireless email/PDA with a cellular telephone with a music/MP3 player. You can eliminate having multiple devices on your belt and replace them with just one IceMAIL enabled PDA/SmartPhone.

•

Data security is assured since everything is synchronized from your PDA to your IceMAIL account over an encrypted wireless link. There is no IceMAIL data located solely on your PDA as it is all synchronized with your IceMAIL account within seconds of a change being made. Your IceMAIL account can be accessed from any computer with a web browser or use your desktop PC running Outlook 2003 connected to IceMAIL. If you lose your PDA, we can send a “remote erase” command to your PDA which deletes all IceMAIL data preventing someone from seeing your data.

IceMAIL features several wireless synchronization software systems to work with your PDA/SmartPhone. The top three systems in the industry are GoodLink, Blackberry, and ActiveSync which both extend all the functionality of Outlook to your wireless PDA/SmartPhone.

Available PDA/SmartPhones from IceMAIL

IceMAIL is unique in the industry by offering wireless PDA/SmartPhone devices along with our hosted Outlook/Exchange service. Our wireless specialists focus solely on PDAs/SmartPhones so we can discuss the feature differences between each PDA/SmartPhone to assist you in choosing the right device and carrier for you business.

Devices and service purchased through IceWEB will be shipped to you already pre-programmed with the optional synchronization software you choose (GoodLink, Blackberry, or ActiveSync). The devices will already be synchronized to your IceMAIL account and fully operational.

Of course, we can take existing PDA/SmartPhone and program it to work with IceMAIL as well (usually does not require your device to be shipped to us). For larger customers, we can also arrange for quantity discounts and leasing of devices and IceMAIL services to reduce up-front expenses.

IceMAIL Recipe

The IceMAIL service was developed around the leading enterprise messaging, wireless, and storage systems available in the industry. The core messaging system is based on Microsoft Exchange with Microsoft’s Hosted Messaging and Collaboration 3.5 (HMC) architecture. This architecture utilizes the Microsoft Provisioning System (MPS) to create and manage accounts and system configuration. Reserved for Microsoft Certified Partners with an SPLA licensing agreement, this system enables hosted providers the ability to scale storage and customers quickly. More important than scaling is that anytime a new update to Microsoft Exchange, Microsoft Outlook, Windows Server, or any other component is available, the IceMAIL system will not “break” or need re-engineering. Many companies that IceWEB originally categorized as competitors have “home grown” solutions that do not adhere to the Microsoft architecture and therefore do not scale properly and cannot be easily upgraded.

IceMAIL’s server farm is located at a tier-1 data center facility. This data center has five redundant Internet Service Providers along with N+1 power systems, generators, redundant fire suppression systems, and multi-layered physical and biometric security systems. We have virtually unlimited bandwidth with numerous OC48 connections that can be shaped and throttled as necessary as we expand. Within our server farm, IceMAIL servers run in redundant operating modes with failover to secondary/tertiary servers occurring in less than 10 seconds with no noticeable user interruption. Multiple levels of backup and disaster recovery are in place to ensure our ability to recover deleted data or restore server operations. As is not the case with most of our competitors, the IceMAIL network infrastructure was built specifically to host exchange and exchange services.

IceMAIL utilizes an integrated shopping cart, billing system, and operational management system to provide the “control panels” necessary for the customers, OEM, and IceMAIL engineers. This integrated system automatically provisions new accounts including processing all financial/credit card transactions and recurring billings. Control panels are customized for each OEM or branded as IceMAIL provide an easy-to-use system for configuring mailboxes, domain/DNS settings, and other additional mailbox options. IceWEB is one of few companies that have implemented this level of integrated account and billing system along with Microsoft’s HMC architecture. IceMAIL’s research and Microsoft have confirmed that many of our competitors rely upon less scalable, home grown solutions that do not have the automated provisioning capabilities and ability to scale (instead, they rely upon a “manual” creation of an account which takes 2-4 hours to process on average and greatly increases the cost to initialize a new customer). IceMAIL systems are fully automated using the industries leading provisioning system and integrated billing/control panel system—both of which are fully upgradeable as technologies and new product revisions are released.

IceMAIL Pricing and Plans

IceMAIL can be customized with a variety of features, storage capacities, and optional features to create packages. Currently, IceMAIL is sold as an “IceMAIL Web Mailbox” or “IceMAIL Professional Mailbox” with features and options as shown below. The primary difference between the packages is that the Professional package includes a licensed copy of Microsoft Outlook 2003 and therefore has more features because of this software. The Web package shown below is only accessible through Outlook Web Access which does not have all of the features of the full Outlook 2003 client software. All packages have POP/IMAP and optional wireless synchronization services. Finally, a “Personal Mailbox” package is shown below that is currently not advertised but is a web-only mailbox with all sharing features disabled and is suitable for single user situations only.

Feature / Service Description	Web	Professional
	6.45/mo	12.95/mo
Basic Features
Web browser-based Interface (Outlook Web Access)	•	•
Mailbox storage space included with plan	100MB	200MB
Use of @yourcompany.com domain name (or @yourcompany.icemail.com domain)	•	•
24 x 7 customer support	•	•
Ad-free interface	•	•
POP / IMAP access	•	•
Web-based management console to add/change/remove mailboxes, settings, and options	•	•
Microsoft Outlook 2003 software/license		•
MAPI and RPC/HTTP access via Outlook		•
VPN access		•
Basic Features
Email, Calendar, Contacts, Tasks, Notes	•	•
Group Scheduling, Shared Contacts, Shared Tasks, Shared Notes	•	•
Public (Shared) Folders	•	•
Advanced Features
Sybari 5-tier advanced virus protection	•	•
Sybari network-based advanced spam defense	•	•
IceMAIL hosted server clusters, two-level backup/recovery system, online and offline backups	•	•
IceMAIL data center with 5-level redundant, load balanced/shaped OC3/OC48 Internet providers	•	•
Offline Outlook use (data cached on local disk and servers)		•
Support for local archive folders (.pst files)		•
Optional Services
Inbound/Outbound Faxing with Toll-Free Number (send/receive from Outlook, OWA, PDA)	‹›	‹›
New Internet Domain Name Registration, or Transfer Existing Domain	‹›	‹›
Additional storage options in 100MB or 1000MB increments	‹›	‹›
Live Archive Service (archiving service, data still visible through Outlook and OWA)	‹›	‹›
Compliance Service (auditing of all traffic to uneditable storage, up to 10 years)	‹›	‹›
Optional Wireless PDA/SmartPhone Synchronization Services
BlackBerry sychronization services (per PDA user/mailbox per month)	‹›	‹›
GoodLink sychronization services (per PDA user/mailbox per month)	‹›	‹›
ActiveSync sychronization services (per PDA user/mailbox per month)	‹›	‹›

• included ‹› optional (additional revenue)

IceWEB can customize packages to suit the needs of our OEM partners.

RESELLER sales and marketing

IceWEB will sell the IceMAIL services through CompUSA retail and business channels including the CompUSA web site. Sales through CompUSA will have exclusive bundles (described in the next section) that will not be sold, with the same terms or pricing, directly by IceWEB. Customers would see the IceMAIL services using both a branded web page and advertising that uses the IceMAIL name and the CompUSA logo. All customers can still utilize their own company’s email domain/address but would also have the option of using the CompUSA’s domain name/email addressing system.

IceWEB will work with the CompUSA to create marketing collateral, in-store/retail advertisements, and integrate our automated provisioning system with any existing ordering/billing systems CompUSA may have.

The benefits to CompUSA of being a Reseller partner include:

•	Increase revenue from higher cellular data plans, soft market into non-cellular customers
•	Increased number of GoodLink and Blackberry services and license fees
•	All operations and management of messaging system performed by IceWEB
•	No cash outlay to partner to begin selling now, no inventory cost to partner
•	Flexible options for reporting, tracking of new customers, revenue, etc.

In a reseller scenario, the revenues for all IceMAIL services and optional features would be recognized by IceWEB and commissions paid to CompUSA. IceWEB would maintain ownership of the customer database with visibility shared with CompUSA. CompUSA management will have access to the IceMAIL Control Panel to view sales, commission, and numerous other reports.

Marketing

IceWEB will work with CompUSA to create effective marketing programs that fit your organization’s management and operational model. Some of the marketing programs that IceWEB is working on and plans to conduct in FY2006 include:

•	Co-operative advertising
•	Search engine optimization (natural search) and ad-word pay-per-click (e.g. Google, Yahoo)
•	Content-matched web advertising / banner ads
•	Convention center displays and advertising, speaking engagements
•	Value-add programs or bundles (with other CompUSA products)
•	Inclusion in CompUSA mailers, monthly statements, and related product packaging
•	Special incentive programs to CompUSA employees

IceWEB recognizes that there are numerous advertising techniques and that CompUSA has its own marketing department and preferred methods of advertising. IceWEB is flexible and will work with CompUSA to find the right mix of marketing techniques or campaigns.

Customizable Training Programs

IceWEB understands that in order to be successful, the CompUSA employees need to be trained and given the resources to sell the products. CompUSA likely has existing training and product orientation programs so IceWEB will tailor everything to suit your needs. Specific training options include:

•	Online or offline sales kits, training materials, CD, video
•	Integration into your existing training programs
•	Rollout at annual conferences and conventions
•	Dedicated sales and training web site for your employees
•	Dedicated phone support for CompUSA employees
•	Other options to suit your needs

TARGET CUSTOMER

IceWEB’s target customers are small and medium sized commercial businesses. This Small and Medium Business (SMB) market consists of professional, service, and non-profit organizations with less than 100 employees. While IceWEB has substantial experience with large enterprise customers over 10,000 employees, our focus is to leverage our expertise in large-scale systems to offer these enterprise-class capabilities to SMB customers. The systems we have implemented allow us to pass on scales of economy and offer our services at a fraction of the cost if an individual SMB customer were to deploy it themselves.

The marketplace for hosted enterprise messaging and collaboration services has grown exponentially over the past two years but is still in its infancy. With more than 95% of all businesses in the United States having less than 50 employees, IceWEB has an almost unlimited target audience. Microsoft states that there are over 40M mailboxes in the United States as of 2005 that for currently outsourced or currently planning to outsource their enterprise messaging system needs. This number is expected to have double-digit percentage increases each year through at least 2008. Gartner adds that Smart Phones will grow to over 3 billion worldwide by 2008.

Outsourcing Exchange provides immediate and continued financial benefits to small and medium sized organizations. The up-front costs for servers, software, and technical support/administration shown below are extremely conservative. Even with very conservative “bare bones” sample costs, your savings with IceMAIL hosted Exchange are still dramatic. Some examples of the savings achieved by hosted with IceMAIL are provided below:

For a company with 10 user accounts:

Cost of Windows & Exchange Servers	$5,000 every 3-4 years
Cost of Windows & Exchange Software	$1,600 every 3-4 years
Technical Support/Exchange Administration	$25,000 per year

Cost of IceMAIL Hosted Exchange at $12.95/mo	$1,554 per year

Total First Year Savings	$30,046
Total Savings for Each Year Thereafter	$23,446

For a company with 50 user accounts:

Cost of Windows & Exchange Servers	$6,000 every 3-4 years
Cost of Windows & Exchange Software	$3,250 every 3-4 years
Technical Support/Exchange Administration	$35,000 per year

Cost of IceMAIL Hosted Exchange at $12.95/mo	$7,770 per year

Total First Year Savings	$36,480
Total Savings for Each Year Thereafter	$27,230

COMPETITORS

IceWEB does have a number of real and perceived competitors in the hosted Exchange service provider industry.

As mentioned earlier in this document, there are many hosted Exchange providers that do not have the infrastructure and architecture to compete once they exceed a certain threshold of mailboxes or updated software revisions. Microsoft has confirmed that without the appropriate architecture based on the Hosted Messaging and Collaboration (HMC) specification, scalability and the ability to maintain a system as Windows, Exchange, and Outlook/Office are constantly updated will be a serious problem for some organizations. These are the perceived competitors that will have restricted growth and long-term viability issues).

There are less than 10 companies in the U.S. that have the architecture as well as sufficient funding and momentum to be a long-term competitor to IceWEB. Rather than count solely on IceMAIL getting its “fair share” of the growing market, IceWEB has and will continue to differentiate ourselves from the competition through a combination of value-add features and aggressive marketing.

IceWEB currently has three primary advantages or Unique Selling Propositions (USPs) compared to our competitors.

1)

Our competitors offer few if any premium or add-on services to their hosted Exchange offerings. Our IceMAIL service will not attempt to become the lowest cost Exchange hosting company but instead focus on providing the most complete and easiest to acquire solution. Our unique add-on or premium services include:

a.

Integrated inbound and outbound fax services with toll-free phone number. Incoming faxes will be delivered directly to a customer’s email inbox and is viewable as an Adobe PDF file. These faxes are also viewable on the wireless PDA/SmartPhones if the customer has subscribed to that service. Outbound faxes can be sent directly from Outlook, OWA, or a synchronized PDA.

b.

Wireless PDA/SmartPhone synchronization services including the sale of the devices, choice of any major U.S. cellular carrier voice and data plan, and choice of three synchronization services (ActiveSync, GoodLink, or Blackberry). Most of our competitors support these same major synchronization software services but do not sell an all-inclusive solution that includes the PDA/SmartPhone devices and cellular services.

c.

IceMAIL supports more email clients and IP protocol ports than any other hosted Exchange provider. This allows our customers to use the widest range of desktop computers, operating systems, and email client software. By providing alternate IP ports, we can even get past most ISP firewalls or bridging that may be in place for our SMB customers who don’t always have a direct connection to a major Tier 1 Internet Service Provider.

d.

Live Archive option that will enable customer to maintain visibility, search, and access to large amount of mailbox data without the high cost of “online” storage. Through our Live Archive feature, mailbox data is automatically pruned from the primary mailbox to secondary storage. This data will still appear within Outlook and OWA but is stored on a unique storage system that costs one-third the cost of online mailbox storage.

e.	Compliance Management and Off-Line backup services tailor to small business that need to meet industry or Government data retention regulations.
2)

IceWEB will deploy hosted Microsoft Live Communication Server in mid-2006 which will provide secure instant messaging, white-board, file transfer, presence awareness, and application sharing tools that are integrated with Exchange and Outlook. Microsoft has confirmed that there are no hosted Exchange providers in the U.S. currently providing this feature packaged into their offering.

3)

IceWEB will deploy hosted Microsoft SharePoint and SiteBuilder services in mid-2006 which will provide small businesses with customizable Intranet and Internet portals. These portals will be modular to enable customers the choice of features, modules, and skins (look/feel), The Intranet portals will integrate with hosted Exchange and provide presence awareness, instant messaging, document libraries, team workspaces, and integration with Microsoft Office collaboration tools.

IceMAIL has numerous features that are not available from our competitors who offer hosted Exchange. Below is a matrix showing our IceMAIL compares to free or low-cost email providers as well as other hosted Exchange providers:

EXCLUSIVE COMPUSA BUNDLES

IceWEB has created service bundles that are exclusive to CompUSA. These bundles provide CompUSA customers with a combination of mailboxes, storage, and discounted pricing that are easier to understand. These packages are less expensive than purchasing individual features or by going direct to IceWEB.

MARKETING FUNDS

To launch this CompUSA reseller CONTRACT, IceWEB will provide $350,000 in funding for collateral and/or marketing efforts. IN ADDITION TO THE $350,000 LAUNCH FUNDS, AND IN RETURN FOR THE MARKETING SUPPORT LISTED AS EXHIBIT A AND OVERALL RELATIONSHIP AND CONTRACT VALUE, ICEWEB WILL GRANT, AND COMPUSA WILL RECEIVE, AN EQUITY GRANT IN ICEWEB AS DESCRIBED AND DEFINED IN EXHIBIT A OF THE RETAIL MARKETING AGREEMENT BETWEEN COMPUSA AND ICEWEB DATED AS OF 16 JUNE 2006. ICEWEB WILL ALSO GRANT STOCK TO COMPUSA BASED ON CERTAIN MILESTONES ACHIEVED IN THE MARKETING OF ICEMAIL AND THE ACQUISITION OF NEW CUSTOMERS. THOSE MILESTONES ARE OUTLINED IN EXHIBIT B TO THIS PROPOSAL.

AGREEMENT

It is our goal to make IceMAIL available to CompUSA customers either through the CompUSA website or by beginning the in store rollout, or both, on or around June 16, 2006. In order for this process to proceed, we will need guidance from the appropriate CompUSA Managers and formal agreements in place with CompUSA.

If this OEM Proposal is acceptable to CompUSA, please sign and return. This document in no way replaces formal CompUSA vendor agreements and is only intended to be a starting point for formal negotiations and to begin the exchange of ideas for product rollout by both companies.

IceWEB, Inc.	CompUSA Inc.

/s/ G. Anthony Munno	By:	/s/ Tony Weiss
G. Anthony Munno	Name:	Tony Weiss
President	Title:	CEO

EXHIBIT A

Equity Based on Marketing

The Equity Grant and CompUSA marketing activities are described and defined on Exhibit A to the Retailer Marketing Agreement dated as of 16 June 2006, by and between by and between IceWEB Online, Inc., a Virginia corporation and CompUSA Inc.

EXHIBIT B

Additional Equity Incentive

IceWEB will issue an additional $350,000 in stock to CompUSA in the amounts listed below in return for meeting the associated milestones. This stock will be at the market price at the time of issuance. If any milestone is not met according to the schedule below, the milestone may be extended to the following quarter. Upon termination of this agreement for any reason, milestone not achieved will be void.

Milestone 1: $25,000 worth in stock will be issued at the end of the full first quarter IceMAIL is in CompUSA if and only when, purchasing is available through the CompUSA Business Services Website, and IceMAIL is being marketed and sold in at least 5 CompUSA stores, including the IceMAIL brochures at the CompUSA Business Services counter.

Milestone 2: An additional $25,000 worth in stock will be issued at the end of the second quarter IceMAIL is marketed and sold in CompUSA if and only when, at least one quarterly email blast is complete, and at least 2000 IceMAIL licenses are sold through CompUSA, and IceMAIL is being marketed and sold in at least 25 CompUSA stores, including the IceMAIL brochures at the CompUSA Business Services counter..

Milestone 3: An additional $50,000 worth in stock will be issued at the end of the third quarter IceMAIL is marketed and sold in CompUSA if and only when, IceMAIL is added to the CompUSA Business Services Catalog, IceMAIL is being marketed and sold in at least 50 stores, including the IceMAIL brochures at the CompUSA Business Services counter, and at least 5,000 licenses are sold through CompUSA.

Milestone 4: An additional $50,000 worth in stock will be issued at the end of the fourth quarter IceMAIL is marketed and sold in CompUSA if and only when, CompUSA has placed at least two banner advertisements on the CompUSA Business Services Website for a minimum of one week each. The banner may be in rotation with other banners of non-competing products or services offered. Also, at least two additional email blasts have been completed, and at least 10,000 licenses have been sold through CompUSA, and IceMAIL is being marketed and sold in at least 100 stores, including the IceMAIL brochures at the CompUSA Business Services counter.

Milestone 5: An additional $50,000 worth in stock will be issued at the end of the fifth quarter IceMAIL is marketed and sold in CompUSA if and only when, IceMAIL is being marketed and sold in at least 200 stores, including: (a) the prominent display and distribution of IceMAIL brochures at the CompUSA Business Services counter, (b) the IceMAIL marketing stuffer is included in each credit card bill mailed in the CompUSA credit card bill mailing for at least two monthly billing cycles,; and at least 30,000 licenses have been sold through CompUSA.

Milestone 6: An additional $50,000 worth in stock will be issued at the end of the sixth quarter IceMAIL is marketed and sold in CompUSA if and only when, IceMAIL is being marketed and sold in all CompUSA stores, including: (a) the prominent display and distribution of IceMAIL brochures at the CompUSA Business Services counter, (b) IceMAIL flyer is included in the CompUSA Store Stuffer; at least 2 additional email blasts have been completed (total of five so far); and 60,000 licenses have been sold through CompUSA.

Milestone 7: An additional $50,000 worth in stock will be issued at the end of the seventh quarter IceMAIL is marketed and sold in CompUSA if and only when, at least 7 total email blasts have been completed, IceMAIL banner ads have been included at least 6 times on the CompUSA Business Services Website for a minimum of one week, the IceMAIL marketing stuffer is included in each credit card bill mailed in the CompUSA credit card bill mailing at least four times, and 80,000 licenses have been sold through CompUSA.

Milestone 8: An additional $50,000 worth in stock will be issued at the end of the eight quarter IceMAIL is marketed and sold in CompUSA if and only when 100,000 subscribers licenses have been sold. Automatic contract renewal for one year is executed.